Exhibit 99.2
On October 23, 2009, Horizon Lines, Inc. hosted a conference call to discuss financial results for the third quarter ended September 20, 2009. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning. My name is Ashley, and I will be your conference operator today. At this time, I would like to welcome everyone to the Horizon Lines third-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (Operator Instructions). As a reminder, ladies and gentlemen, this conference is being recorded today, Friday, October 23, 2009. Thank you. I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey	Thank you, Ashley, and good morning, everyone, and welcome to Horizon Lines third-quarter 2009 conference call. Our speakers this morning are Chuck Raymond, Chairman, President, and Chief Executive Officer; John Keenan, President of our Liner Company; Brian Taylor, President of our Logistics Company; and Mike Avara, our Chief Financial Officer.

Before we get started, I want to remind everyone that copies of our press release and slide presentation accompanying this conference call are available in the Investor Relations section of our website at horizonlines.com. We will be referring to these slides during our remarks.

I also want to remind everyone that management’s remarks this morning contain certain forward-looking statements and that actual results could differ materially from those projected today. These forward-looking statements speak as of today and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC and we encourage you to review these detailed Safe Harbor and risk factor disclosures.

Please also note that where appropriate we will continue to refer to non-GAAP financial measures such as EBITDA to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release and the accompanying materials.

Now, let me turn the call over to Chuck Raymond.

Chuck Raymond	Thank you, Jim, and welcome, everyone. This morning we reported a solid third-quarter performance in the face of some very stiff ongoing economic headwinds. We successfully battled a persistently soft volume environment through an intense focus on customer service and cost containment. Revenue and volumes continued to contract during the quarter, but at a somewhat improving pace, and while we did experience some pressure on rates, our margins continued to hold up well and cash flow was strong.

Throughout the quarter, the schedule integrity of our vessels remained high and that was despite some challenging weather. We also planned, and just a few weeks ago launched, a new service enhancement on our Puerto Rico tradelane, adding a call in the Port of Tampa to our Houston to San Juan Gulf express route.

So even in this difficult environment, we continue to identify opportunities to enhance customer service and provide a cost-effective solution with the potential to improve EBITDA in this service.

Our logistics arm continued to refine its focus on fewer segments of the business that offer the best potential for long-term growth opportunities. This has been a challenging environment in which to start a business, and while we don’t expect logistics to contribute to earnings in the foreseeable future, we firmly believe that it holds promise as a long-term growth engine for Horizon Lines and that the steps logistics is taking now will begin yielding greater benefits as the economy moves back on track.

To summarize, we managed our business well in the face of a challenging economic environment and we ended the quarter adequately capitalized and with a stable financial foundation.

Turning for a moment to the ongoing Department of Justice antitrust investigation. All I can say is that we continue to cooperate fully in that process. However, we can offer no timing of when this issue will be finally resolved. Looking at the remainder of the year, we expect economic challenges to continue through the fourth quarter and probably into 2010. The weaknesses in our markets appear to be bottoming out. The economic stimulus funds from the American Recovery and Reinvestment Act offer promise for all four of our liner markets. The Puerto Rico tradelane is where we are seeing the most positive signals, and the $6.1 billion infusion to Puerto Rico has already started and is coming at a very fortunate time as the Commonwealth Administration is restructuring the balance between the public and private sectors.

There are notable benefits in our other markets as well though not quite as large as in Puerto Rico. So on balance and based on the general economic outlook for 2010, we see something in the range of 2% GDP growth in the overall US economy and real consumer spending growth close to 1%.

With that, we think the recovery will be slow and somewhat uneven.

Let me try to put our review this morning in perspective. We are operating in the wake of the most destructive recession since the Great Depression. It is kind of like the aftermath of a powerful hurricane. The worst has passed, but the winds have not completely died down and a lot of destruction remains. It is obvious that a return to any normalcy could take more time and possibly a very long time.

Now picture the transportation industry against this backdrop. Volumes that took years to build have evaporated over the past year. International container volumes to the US remained down significantly and even on the West Coast down about 20% year-to-date, and also at rates well below where they were a year ago. Intermodal rail volumes in the US were off more than 16% in the third quarter, while US truck tonnage was down about 9%. These volume levels are improving from earlier in the year, by the way.

So, from our perspective, a return to normal for this industry remains a very slow climb back. Now how does Horizon Lines fit into this scenario? Overall, we are uniquely positioned as a domestic ocean carrier to continue to make progress. We have the resources, the customer base and the cost control measures in place to endure a flat environment and to make significant progress and even a mild recovery. More specifically, as primarily a US domestic ocean carrier, we manage and deliver cargo that is vital to the basic needs of businesses and people in our unique tradelanes.

So our business, while still impacted by the economic uncertainties in each of our tradelanes, is relatively stable. I think this is particularly apparent when you compare the extent of our volume declines with those of other transportation sectors that we’ve seen over the last year or so.

Financially, we are fortunate to be operating in this environment with a solid capital structure that enables us to endure periods of economic uncertainty. So regardless of the pace and scope of the recovery, we are confident that Horizon Lines is well positioned. We have not changed our financial outlook for the remainder of 2009, and Mike Avara will cover that with you in a few minutes.

Finally, we announced late yesterday that our Board of Directors has again approved payment of our regular $0.11 quarterly dividend. We believe paying this dividend is consistent with our policy of providing cash back to investors in appropriate proportion to our long-term earnings and free cash flow expectations.

Before I take questions or turn this over to John, there is one final comment I will make. In San Juan, Puerto Rico this morning, shortly after midnight, there was an explosion at a fuel storage facility owned and operated by the Caribbean Gulf Refinery Corporation. As a caution, the port was closed by the Coast Guard earlier in the day, but is now reopening and our vessels are on time. Our local terminal land operations have been operating normally since seven o’clock this morning.

This was highlighted on CNN just a short while ago, so we want to let you know that to the best of our knowledge, the local refining capacity really isn’t affected. It’s really storage, so the short-term needs are able to be replaced. We have offered local authorities our full cooperation in moving materials immediately from Florida to the Northeast of Puerto Rico. We have high-speed sailings from both origins this evening and another from Jacksonville next Tuesday. We’ve got plenty of fuel on our ships to maintain services without the need to tap local sources.

Actually, the diesel, the jet fuel, and gasoline stored there mainly serve local needs, so there will probably be tight supplies for a while. Historically, Horizon Lines has not been a purchaser of residual fuels there, and we just wanted to make you aware of this to give clarity to the situation.

So with that, let me turn it over to John.

John Keenan	Thank you, Chuck, and good morning, everyone. This morning I will provide you with an update on our line of business. I will start by reviewing our tradelane economies.

Starting with Alaska on page 8, the state’s economic slowdown has been muted relative to the lower 48, but overall, predictions are for a fairly flat economy through next year. The unemployment rate has been climbing slowly and job losses are occurring in the retail and wholesale sectors, as well as in tourism and construction, all of which are important to our business.

Consumers continue to be cautious in this environment, given the impact of the recession on their investments, their retirement funds and their overall confidence. On the positive side, Alaskans this month have received their permanent fund dividend totaling just over $1300 for each resident. This is down from last year’s payout of just over $2000. You will also recall that last year residents received an additional $1200 for a special one-time energy dividend.

The permanent fund dividend is based on a five-year rolling average tied to the fund’s investment returns. The fund stood at $34 billion at mid-October, so we expect sizable annual payouts to continue for the foreseeable future. Looking at our business in Alaska, we remain well aligned with the big-box retailers, which as a group have fared better in the recession than many other retail segments. We in turn have benefited as a steady supplier of the basic goods that they sell.

Looking at Hawaii, on page 9, the worst of the recession appears to be behind us, although unemployment rates are still edging higher and expected to hover at 30-year highs for the next several months. So consumers understandably are in a reluctant mood.

However, some of the island’s other key indicators show signs of stabilizing. Visitor arrivals for the year are now projected to be down 4.4% compared with July’s forecast of down 6.8% although visitor spending is projected to fall 12% from last year due to widespread discounts.

Construction remains weak, while the military spending is stable. Projected declines for real personal income and gross state product have also moderated somewhat from last quarter. Relative to last year, our volumes are down about as expected against this backdrop, although the year-over-year percentage decline has moderated relative to the first and second quarters. As in Alaska, we believe we are aligned with strong, growing customers and have seen some improvement from key big-box retail accounts.

Looking at Guam, plans continue to take shape to fund the infrastructure buildout that will be necessary to support Guam’s projected population surge in 2014. That is when US Marines, dependents, and support personnel will relocate to Guam from Okinawa.

A key funding milestone for this project, the National Defense Authorization Act, is the approved $800 million in spending for 2010. Much of this will go to planning, but we expect to see some positive impact on volumes as early as the fourth quarter of 2010, accelerating into 2011.

Turning to Puerto Rico on page 10, the economy remains in its fourth year of deep recession with unemployment projected to hit 17% after the latest round of public worker layoffs. However, the new administration is making some tough decisions to foster long-term economic growth and is now projecting a modest rise in GNP for the fiscal year ending next June. We think this is making the business climate hopeful.

The Fortuno Administration has also aggressively pursued, and is in line to receive, federal economic stimulus funds totaling about $6.1 billion and is putting a good portion of that money immediately to work by placing it in the hands of its worker population. This year, $1.2 billion of this funding is being paid out in checks to an estimated 85% of the island’s workforce. This equates to about $400 per worker by year-end and another $400 is slated to be paid to each worker next July on top of the other stimulus money that is earmarked for local capital improvements and economic development projects.

According to the Commonwealth’s estimates, Puerto Rico’s economic stimulus plan is expected to create 125,000 jobs over the next four years and help stabilize unemployment. The Administration is taking some difficult steps to accomplish this and recently announced a layoff of nearly 17,000 public workers, which comes on top of a public workforce reduction of 8,000 earlier this year.

The move is designed to cut annual spending this fiscal year by some $2 billion, which will help reduce the island’s $3.2 billion budget deficit and protect Puerto Rico’s credit rating, which in turn should ensure continued access to future funding.

Looking at our business in this tradelane, our volume declines in the third quarter were at a significantly reduced rate from the second quarter. We also have been very successful with our annual reefer contract renewals during this quarter, so our customer relationships remain strong.

Also as you know, we recently added a Tampa call to our Houston to San Juan service, which is providing numerous opportunities for new business. We believe this service has potential to add approximately $1 million in earnings annually.

On page 11, you can see the estimates for funds expected from the federal economic stimulus program. We have not experienced any impact yet in our Alaska and Hawaii markets. Although off to a slow start, the program should benefit volumes to some degree in 2010 and we continue to search out and to track these opportunities in each tradelane. As I just noted, federal stimulus money already is flowing into Puerto Rico and we expect it to accelerate next year.

Turning to page 12, you can see that the overall container volume declined 5.7% for the quarter, which is an improvement from the 9.8% decline in the second quarter. Volume declines in each tradelane also showed an improving trend.

Unit revenue on page 13 shows that revenue per container decreased 7.5%

from a year ago due to lower fuel surcharges. Revenue per container excluding fuel was basically flat at $3,229 per container. This was due partly to increased rate pressures as short volumes persisted across our markets, and partly due to a jump in lower margin automobile volumes as a result of the cash for clunkers program.

Year to date, we are averaging a 2% rate increase per container, net of fuel. We expect rate pressures to continue until overall volumes begin showing more recovery.

The vessel performance metrics that support our emphasis on schedule integrity are on page 14. Vessel on-time arrival in the third quarter was 90% compared with 92% last year. We experienced rough weather in all three of our tradelanes, but our arrival percentage which we measure to the minute held up well.

Our excellence in vessel operations was recognized early in the third quarter when we learned that we were ranked number one in the survey of on-time performance among worldwide carriers. The Drury Survey measured 1,700 vessels in the second quarter and Horizon Lines topped the list. We think this helps demonstrate that we do an excellent job maintaining our vessels and providing on-time service to our customers and that newer vessels don’t necessarily equate to better service.

Our capacity utilization was 61%, down from 66% last year but up slightly from 60% in the second quarter. Our decline in capacity utilization continues to reflect a soft volume environment. The good news is that our capacity will be there when the markets rebound.

As we have been saying, cost containment and revenue enhancement initiatives are crucial in this reduced volume environment, and on page 15, we provide some examples of our ongoing initiatives. As I already have discussed, we added the Tampa service, which presents additional revenue opportunities at very little incremental costs. In the third quarter, we also continued to aggressively and successfully pursue our fuel conservation initiatives. We continued with our efforts to reduce vessel crew overtime, improve vessel and equipment maintenance expenses and productivity, and reduce costs related to our corporate suppliers.

Looking forward, I think it is important to point out that our vessel network has significant operating leverage in even a mild economic recovery. We are positioned with the ability to increase cargo volumes by 50% from current levels without requiring the addition of any vessels or any other significant fixed costs.

With that, I’ll hand the call over to Brian.

Brian Taylor	Thank you, John. Good morning, everyone. As I discussed on previous calls, logistics remains in the developmental stages of our expansion, primarily continuing to invest in the people and technology needed to support our organic growth strategy. Implementing an organic strategy takes time, but developing a robust pipeline of potential business with some key Horizon Lines customers should really allow the acceleration of our growth as the economy begins to rebound.

Our expansion has been slow during these difficult times, but a long-term position in logistics remains a key strategic initiative for the entire Horizon organization.

During this past quarter, we continued to focus on the realignment of our direct logistics sales force around the business segments with the most significant upside opportunities. This has also recently been expanded to include further engagement and integration of the liner sales team in the broader logistics sales process. Simultaneously, we have continued to make operational investments in our domestic LTL transportation platform, which resulted in a 200% increase in shipment growth in the last three months.

Our NVO business continues to expand, but, with sluggish overall import volumes, the rates and margins have been lower than what we anticipated. These two business lines are really showing good promise and will be a source of continued focus for the organization going forward.

Turning to slide 18, one of the primary objectives in 2009 has been to seek expansion within our core lines of business and we are pursuing this aggressively each and every quarter. Within our freight brokerage business, the cross-border Mexico sector has shown solid performance again as the volumes of raw materials and finished goods flowing to and from the Golden Triangle was up 15%.

As I noted on the previous slide, the expansion of our LTL platform has really grown nicely. We are now seeing the integration of this application within the supply chain of our existing Horizon Lines customers.

The line haul trucking industry however remains in a continued overcapacity situation and this has been a drag on revenue and margin growth in our full truckload division. The empty mile reduction initiative managed by the brokerage team does remain a critical focus that also helps support the liner company. This effort really continued to ramp up in this past quarter with over 45,000 empty miles eliminated, bringing the year-to-date total close to 200,000.

We are continuing to see growth in the volume of leads and shipments moving through our NVOCC network, but as I had mentioned previously, rate and margin compression, particularly in the Pacific, has hampered overall growth in revenue. We have been able to partially offset this with a growing volume of export shipments fueled primarily by our weak US dollar and we expect to see a continuation of this trend moving forward.

In the drayage and warehouse sector, the LA warehouse venture, which we finalized in May, really put logistics in a great position to pick up new distribution programs. We are now handling incremental cross dock and trans loading volumes in the high-tech and retail sectors, and we expect these programs will add new drayage business to the West Coast trucking operation in the future.

The big-box drayage business that I mentioned on our last quarterly call has ramped up in the past three months and the existing relationships that these two customers have with the liner operation has really helped us facilitate the reduction of empty mileage costs for Horizon Lines.

Within the expedited line of business, the high-tech and alternative energy verticals have continued to grow, and we have actually seen some crossover integration now into our NVO business and warehouse and brokerage lines. The focus on these segments clearly will yield further expansion going forward.

While we have seen growth in the international air freight volumes we are handling, the domestic land side of our expedited business remains a challenge for us in the quarter. This recessionary environment has forced many customers to trade down the service spectrum, really looking for more cost-effective methods to move cargo with less emphasis on the shortest transit times.

Like many other businesses, we clearly expect the ongoing economic challenges to pressure volume growth and profitability until economic growth returns. However, we believe the successful integration or execution of our strategy now will position logistics and our partners at Horizon Lines for solid growth once the economy begins to recover.

With that, I will turn the call over to Mike.

Mike Avara	Brian, thank you and good morning, everyone. I am pleased to report that we delivered solid third-quarter results despite the ongoing weak economic environment both globally and in our tradelanes. In this challenging environment, we experienced a decline in volume of 5.7% but I would note it is at a reduced level from each of the past three quarters. Thereby resulting in the best relative performance since the third quarter of 2008.

We also faced increased pricing pressure due to the continued recession and soft volume environment, which resulted in flat container rates net of fuel. In this environment, we focused on more aggressive cost containment to combat both the recession and contractual expense increases. We did this a couple of ways: by building on our EDGE process improvement initiative that we launched back in 2006 and supplemented this by our other cost reduction opportunities we identified in 2008 and 2009 as signs of economic weakness increased.

We also concentrated on select initiatives to generate additional revenue, as well as high-value cargo that to some extent helped mitigate increased rate pressure and a surge in lower volume or lower margin automobiles. As a result, we delivered adjusted EBITDA of nearly $37 million, maintained stable EBITDA margins at 12%, and generated strong adjusted free cash flow of nearly $24 million.

We were also able to voluntarily repay $10 million of our debt in the third quarter and we will make another payment of $5 million on Monday. And while we see no quick recovery from this recession, we believe we remain well positioned financially in this still challenging environment.

So starting on page 20, I will walk you through the financials in a bit more detail. Third-quarter operating revenue declined $44.6 million or 12.6% from the third quarter of 2008. However again, we were able to maintain our margins at 12%, which were unchanged from a year ago.

As you can see on page 21, the largest component of the revenue decline was reduced fuel surcharges which fell $23.4 million due to lower fuel prices. Next, a 5.7% decline in volume, that John referenced, for the quarter resulted in a $13.4 million drop in revenue. Rounding out the decline in revenue would be the non-transportation and logistics revenue shortfall.

Turning to adjusted operating income on page 22, we have excluded $1.9 million of antitrust legal fees and $1.2 million in additional impairment charges on our idle vessels. We do this to put the results on a comparable apples-to-apples basis with 2008. So with these adjustments, adjusted operating income fell 16.3% to $22.1 million for the third quarter, down from $26.4 million a year earlier.

The major components of the $4.3 million decline were the margin impact of the 5.7% volume decrease, and this had an $8.6 million impact partially offset by savings from our workforce reductions of $2.5 million.

Adjusted EBITDA, on page 23, totaled $36.9 million for the third quarter. This represents a decline of $5.3 million from the third quarter of 2008. Now the 12.6% decrease was due to the same factors impacting adjusted operating income that I just discussed.

Turning to page 34, our third-quarter adjusted net income totaled $11.4 million, a decline of $3.3 million from the same period a year ago. The net income decline was largely a result of the $4.3 million decrease in adjusted operating income. Interest expense also rose by about $500,000, reflecting the interest rate increase of 150 basis points on our bank debt under the amended credit agreement that we negotiated back in June.

I would also point out we presently are not reporting any GAAP federal income tax expense as a result of our tax valuation allowances that I explained in June.

Page 26 provides a segment breakdown of our 2009 third-quarter results, reflecting liner adjusted EBITDA of $38.9 million and logistics adjusted EBITDA of negative $2 million. Intercompany transactions have been eliminated as required.

Cash flow is presented on page 27 and continues to really remain a very good story for us. Adjusted free cash flow for the nine months totaled $23.1 million compared to $11.9 million a year ago. The $11.2 million improvement in adjusted free cash flow compares very favorably with the corresponding $20.8 million decline in adjusted EBITDA.

So how did we accomplish this? Capital spending was $18.2 million lower than a year ago as we aligned our capital needs this year with reduced business volumes. You might recall that last year, we spent about $15 million on cranes through September of 2008, and that compares to only $3.3 million in 2009.

The real story is working capital, which was $12.9 million better than a year ago. The working capital gain was driven largely by improvements in accounts receivable. So despite the difficult economy, our cash collections remain very strong and we have seen no deterioration in our accounts receivable aging.

We continue to focus intensely on both cash collections as well as broader working capital management initiatives, and these other initiatives have allowed us to capture $1.9 million in additional working capital improvements.

Turning to page 28, you can see at the end of the third quarter we continued to operate with adequate liquidity totaling $80 million, and we are in compliance with our two credit facility financial covenants. Nearly 77% of our funded debt is fixed through maturity in 2012, and we have no refinancing needs until 2012. Finally, we enjoy a very low weighted average interest rate of 4.48%.

In addition, we ended the quarter with $29 million less in funded debt than a year ago. Our effective revolver availability was $75.6 million. That is based on the amount we could have borrowed without exceeding the senior secured leverage ratio threshold.

In comparison, total revolver availability was $81 million based on unconstrained borrowing capacity, the total amount available on the revolver.

In summary on page 29, we managed our business well in the third quarter, given the significant economic challenges. Adjusted EBITDA reached $36.9 million. Our margins held at 12%, unchanged from a year ago, despite the volume decline and rate pressures.

Adjusted free cash flow was very solid at $23.8 million for the quarter and $23.1 million for the nine months. And again, we made voluntary debt repayments of $10 million on our revolver in the third quarter and have paid $15 million for the nine-month period. We will also be making an additional $5 million voluntary payment this Monday.

Our rates were flat and we expect them to remain under pressure until the economy improves.

I will wrap up by reviewing our outlook for the fourth quarter. We think the worst could be behind us in terms the recession and corresponding volume declines, but we also expect economic recovery in our markets to be mild and protracted, in line with forecasts for the overall economy. So our fourth quarter will continue to be challenging. Full-year adjusted EBITDA will be below last year’s $130 million, but we do expect it to be above the levels that would threaten our financial covenants.

We continue to expect to deliver full-year adjusted free cash flow in the same general range as last year’s $60 million. And again, I would note this would be despite a decline in EBITDA that we are expecting this year.

In closing, we continue to be well positioned in this environment. We remain financially stable. We are proving to be somewhat more recession-resistant as our volumes have been less impacted than other transportation modes and our rates, although flat in the third quarter, have held up relatively well. And, we do have the operating leverage to quickly drive EBITDA growth in even a mild economic recovery.

I will now turn the call back to the operator for Q&A.

George Pickral	Good morning, guys. I know it has only been two weeks, but in your sailing to Tampa, do you have any customers there yet or any kind of positive updates you can give us there?

John Keenan	George, this is John. We have had our second sailing through Tampa and the volumes are as we anticipated, and the important point is the volumes that we are seeing coming out of Tampa are new volumes for us. So we’re not compromising our Jacksonville sailing. We are acquiring some of the heavy freight that would have previously had to transit from the West Coast to Jacksonville, which is now better served by a local ship. So the volumes have been in line with what we expected and we expect to see it continue to grow.

George Pickral	Sounds great. John, along those lines, can you maybe talk about your volume trends overall throughout the quarter?

John Keenan	Sure, George. As I mentioned, we’ve seen the volume decline that we had seen in the first two quarters start to moderate. We are seeing, based on the upcoming holiday season and everything we hear from major retailers, they are trying to keep inventories tight. They expect a challenging sales environment, so we are not seeing any significant ramp up as you enter into the holiday volumes yet, but we do expect some in the coming weeks.

George Pickral	Okay, but that down 6, was it pretty consistently down 6 throughout the quarter?

John Keenan	Yes, that’s a good way to describe it.

George Pickral	Okay. Just one more quick question. Brian, in the logistics segment, can you maybe tell me what specific sectors are losing money or making money? And Chuck had mentioned something about steps you are taking to mitigate the losses. Can you maybe give a little color on that?

Brian Taylor	Let me just comment on the first part of your question, which segments are the most challenging for us. Clearly the expedited delivery segment has been a challenge for us throughout the year and has continued as a challenge in the third quarter. As I mentioned earlier in my remarks, what we have seen is a significant transition from customers looking for the fastest mode of service to a more cost-efficient delivery method. And as a result, we have actually seen a little bit of run off in that business in the third quarter.

The things that we are doing to get the business turned around is to actually take resources away from the expedited segment. In fact, earlier this year, we had a restructuring to eliminate some of those resources and we have repositioned some of our people and our technology to places that are better able to support the businesses we see growing in the future. Clearly our LTL platform as well as our growing international business are businesses, we see as real growth drivers for us going forward.

George Pickral	Great. Thanks for the time and good quarter.

Chaz Jones	Good morning, everyone. Sorry if I missed this. Did you comment on what the impairment charge in the quarter was related to?

Mike Avara	Yes, an additional charge on some of our idle vessels, as we looked at reduced price to dispose and some additional costs.

Chaz Jones	Is that one-time or is that something you are going to be evaluating from time to time on a go-forward basis?

Mike Avara	No, I would hope that we have it captured at this point, Chaz.

Chaz Jones	And then on the antitrust legal expense, that seemed to come down quite a bit from what we saw in the first half of the year. Is that more of a go-forward number from here or has something changed in terms of how much you are having to pay out on the legal expense?

Mike Avara	We had a flurry of activity around the Puerto Rico settlement in June. So we incurred a lot of costs there. We’re also trying to aggressively maintain and constrain that cost to the extent we can.

Chaz Jones	So it sounds like that $4 million per quarter earlier in the first half of the year may trend down some moving forward?

Mike Avara	That’s our expectation. A lot of it obviously would be dependent on the level of activity that occurs around trying to resolve the broad antitrust matters. But we certainly think the run rate should be less.

Chaz Jones	Okay. G&A had a really good quarter here. Certainly I know you guys did a lot of cost reductions at the beginning of the year and maybe some of that is showing up now, but you are looking at $4 million plus range in terms of year-over-year and sequential improvement in G&A. Are those permanent cost reductions or was it just a really good quarter?

Mike Avara	What we really have done is put an increased focus on G&A costs across all the spectrum, vendor purchase, travel, entertainment, really trying to attack all the central levers. And we would hope that most of this will be sustainable as we take these costs out. We will certainly try and we will be successful in keeping the vast majority out as we go into 2010.

Chaz Jones	Okay, and then I wanted to shift over to pricing because that seems to be my main concern here with vessel utilization in the last three quarters, hovering around 60%, and with the expectation for a slow, gradual improvement in the economy.

Can you give us any sense on pricing pressure coming down the pipe here?

John Keenan	This is John. Certainly we have experienced pricing pressure as the volumes in our various tradelanes have been reduced. As I said, third quarter, our rates were generally flat. Our market share has held very steady, but the pie as you know is getting smaller. Everybody is fighting to maintain their share. So fourth quarter, I would say we are probably going to be flat to down slightly on some of our rates as the economy continues to find its footing. But we expect the pressures to continue in the fourth quarter and hopefully moderate at the beginning of 2010.

So we see rates as flat to up slightly for the year, but given the current expectations with a modest recovery, we’re going to continue to experience some pricing pressure for 2010.

Chaz Jones	Sure, and a follow-up to that and I am not sure if you can answer this or not. Does this at all, given the changes in the pricing environment, have any impact on your Puerto Rico settlement in terms of the piece on the base rate freeze for two years? I guess what I’m getting at is if pricing is starting to go negative, are people going to be willing to go to a two-year base rate freeze?

John Keenan	Right now, Chaz, we are not seeing any direct correlation. As you know, that settlement that we outlined in Puerto Rico has not yet been approved. But, we expect rates within the Puerto Rico market to remain under pressure until the economy starts to improve.

Chaz Jones	Okay, that’s all I had. Good job on the quarter, guys.

Operator	There are no further questions at this time. I will now turn today’s conference call over to Chuck Raymond.

Chuck Raymond	Okay, thank you, Ashley. Thanks, everyone for joining us today. Before I sign off, and our management team leaves the call, let’s summarize. We continue to demonstrate resilience in this very difficult economic environment. And while we expect challenges to continue into 2010, we really are well positioned both financially and operationally to ride this out. We’ve done the right things in terms of using our EDGE tools, focusing on the expenses we can control and capitalizing on these firming trends as they come along. So that’s a good picture for us.

We appreciate your interest and look forward to talking with you again in January as we go over our full-year performance and talk to you about the new year’s business environment. Thank you.

Operator	This concludes today’s Horizon Lines third-quarter earnings release conference call. You may now disconnect.